Exhibit 10.14

CREDIT AGREEMENT

     THIS CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of November 30, 1998 between REGEN BIOLOGICS, INC., a Delaware corporation (herein called “Borrower”) and SULZER MEDICA USA HOLDING COMPANY, a Delaware corporation (herein called “Lender”).

          (1)       Commitment.    Lender hereby agrees to make loans (each a “Loan”) to Borrower, from time to time and in such amounts as Borrower shall request, up to an aggregate principal amount of Two Million Forty Two Thousand Six Hundred Dollars ($2,042,600). The obligation of Lender to make Loans to Borrower shall terminate on November 30, 2003, or upon the occurrence and continuance of an Event of Default (such earlier date, the “Termination Date”). Borrower may prepay any loan without penalty or premium and any principal amounts prepaid by Borrower may be reborrowerd; provided, however, that any principal amounts prepaid at the election of Lender pursuant to Section 3 of the Warrant (as defined below) may not be reborrowed by Borrower. The “Warrant” shall mean the warrant to purchase shares of Borrower’s Series C Convertible Preferred Stock issued to Lender pursuant to the Series F Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”) dated November 30, 1998 between Borrower and Lender.

          (2)       Conditions Precedent to Funding Loans.    The obligation of Lender to make Loans hereunder shall be subject to the satisfaction of both of the following conditions precedent: (a) the closing under the Purchase Agreement shall have occurred; and (b) Borrower shall have obtained a permit from the California Department of Corporations to exempt the evidence of indebtedness under this Credit Agreement from the usury provisions of the Constitution of the State of California.

          (3)       Procedure for Funding a Loan.    From and after the occurrence of the conditions precedent set forth in Section 2 above and prior to the Termination Date, and subject to the credit limitation set forth in Section 1, Lender shall, upon three (3) business days prior written request by Borrower to Lender, transfer to Borrower by wire transfer in same day funds to the account of Borrower specified in such written notice the amount requested to be loaned to Borrower as set forth in such written notice; provided, however, that such amount shall not be less than $500,000 except if less than $500,000 shall remain available to be borrowed under Section 1, in which case such amount shall be not less than the remaining amount available to be borrowed under Section 1.

          (4)       Principal and Interest.    All outstanding principal and interest shall be due and payable on December 1, 2003 or as determined in the last paragraph of Section 8. Interest shall accrue on the outstanding principal amount of each Loan from the date of funding of the such Loan until payment in full, at a rate of one-year LIBOR (as reported in The Wall Street Journal on the date of the funding of the Loan) per annum or the maximum rate permissible by law (the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed and shall compound annually; provided, that no interest so compounded shall be deemed principal for purposes of Section 1.

The interest rate on each Loan shall adjust on each anniversary of the date of the Loan (or the next business day if such anniversary is a holiday or a weekend day) to the interest rate which would be applicable to a Loan initially funded on such date.

          (5)       Schedule of Loans.    Upon the funding of the initial Loan under the Credit Agreement, Borrower shall prepare and deliver to Lender the Schedule of Loans attached hereto as Exhibit A, setting forth the information to be provided thereon. Upon any additional funding of a Loan, any repayment of a Loan (in part or in full) by Borrower, any reduction in amounts owed hereunder by exercise of the Warrant, and on each anniversary of the funding of a Loan until such Loan is paid in full, Borrower shall amend the Schedule of Loans to reflect such event and deliver to Lender the Schedule of Loans as so amended.

          (6)       Place of Payment.    All amounts payable hereunder shall be payable at Sulzer Medica USA Holding Company, 4000 Technology Drive, Angleton, TX 77515, unless another place of payment shall be specified in writing by Lender.

          (7)       Application of Payments.    Any payment made by Borrower, or reduction in amounts owed at the election of Lender pursuant to Section 3 of the Warrant, on any Loan hereunder shall be applied first to accrued interest, and thereafter to principal.

          (8)       Default.    Each of the following events shall be an “Event of Default” hereunder:

               (a)       Borrower fails to pay timely any amount due under this Credit Agreement within five (5) business days thereafter;

               (b)       Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

               (c)       An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.

     Upon the occurrence and the continuance of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law.

          (9)       Competitive Arrangements.    Notwithstanding anything to the contrary set forth in this Credit Agreement, in the event that Borrower shall enter into an agreement with a Competitor of Lender involving either the licensing of Borrower’s intellectual property to such Competitor or the codevelopment of intellectual property with such Competitor, in each case relating to future generations of the collagen meniscus implant and to which Lender shall not have given its written consent (each, a “Competitive Arrangement”), then in such event the obligation of Lender to extend any further Loans under this Agreement shall immediately terminate. In addition, in the event Borrower enters into a Competitive Arrangement, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, be due, payable and collectible by Lender pursuant to applicable law on the date six months from the later of (i) the date Borrower enters into such Competitive Arrangement, and (ii) the date Lender provides Borrower written notice of its intent to exercise its option to accelerate repayment of the amounts owing hereunder pursuant to this Section 9. For the purposes hereof, a “Competitor” of Lender shall mean a corporation, partnership, limited liability company or other such entity a substantial portion of the business of which is in the orthopedic and/or trauma fields.

          (10)       Notices.    All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, telecopier or by messenger, addressed (a) if to Lender, at Lender’s address set forth on the signature page hereof, or at such other address as Lender shall have furnished to Borrower in writing, or (b) if to Borrower, one copy should be sent to its address set forth on the signature page hereof and addressed to the attention of the Corporate Secretary, or at such other address as Borrower shall have furnished to Lender. Each such notice or other communication shall for all purposes of this Credit Agreement be treated as effective or having been given when delivered if delivered personally or by messenger, courier service, telex, telegram or telecopier, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

          (11)       Governing Law.    This Credit Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

BORROWER	REGEN BIOLOGICS, INC.

	By:	/s/ Gerald E. Bisbee, Jr.

Gerald E. Bisbee, Jr. President and Chief Executive Officer 545 Penobscot Drive Redwood City, CA 94063

LENDER	SULZER MEDICA USA HOLDING COMPANY

	By:	/s/ A. Buchel

A. Buchel President 4000 Technology Drive Angleton, TX 77515

[Schedule Intentionally Omitted]

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